Exhibit 1

Ad Hoc Announcement

For Immediate Release

GPC Biotech Raises Euro 33.6 Million (~$43.7) in Private Placement

Martinsried/Munich (Germany), Waltham, Mass. and Princeton, N.J., January 24, 2007 - GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX index; NASDAQ: GPCB) has raised gross proceeds of Euro 33.6 million (approximately $43.7 million) in a private placement with institutional investors. GPC Biotech sold 1,564,587 shares at a price of Euro 21.50/share and will receive the proceeds (less commissions and costs) upon registration of the corresponding capital increase. The share price and the number of shares were determined by an accelerated bookbuilding procedure with an underwriter.

With the issuance of these new shares, GPC Biotech's total registered share capital will increase from Euro 33,103,337 to Euro 34,667,927. The newly issued shares, which will be taken from authorized capital, will represent 4.51% of GPC Biotech's total shares outstanding after the transaction.

The listing of the new shares on the Frankfurt Stock Exchange (Prime Standard) is expected to take place in August 2007. To ensure a proper allocation and delivery of the placed shares to investors, large shareholders of GPC Biotech have transferred to the underwriter existing shares of the Company in the form of a securities loan. The underwriter will make use of such shares only to perform the placement to institutional investors.

GPC Biotech intends to use the net proceeds of this private placement to continue to accelerate the building of its commercialization infrastructure in the U.S., as well as to further expand the development of satraplatin in additional cancer settings.

END OF AD HOC ANNOUNCEMENT

The shares have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, or any state securities laws in the U.S., and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares in any state in the U.S. in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This announcement contains forward-looking statements, which express the current beliefs and expectations of the management of GPC Biotech AG, including summary statements relating to the development and commercialization of satraplatin.  Such statements are based on current expectations and are subject to risks and uncertainties, many of which are beyond our control, that could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially depending on a number of factors, and we caution investors not to place undue reliance on the forward-looking statements contained in this announcement.  In particular, there can be no guarantee that non final results from clinical trials will be confirmed.  Furthermore, even if these results are confirmed, we cannot guarantee that satraplatin will be approved for marketing in a timely manner, if at all, by regulatory authorities nor that, if marketed, satraplatin will be a successful commercial product.  We direct you to GPC Biotech's Annual Report on Form 20-F for the fiscal year ended December 31, 2005 and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the future results, performance and achievements of GPC Biotech. Forward-looking statements speak only as of the date on which they are made and GPC Biotech does not undertake any obligation to update these forward-looking statements, even if new information becomes available in the future.

GPC Biotech AG

Martin Braendle

Director, Investor Relations & Corporate Communications

Phone: +49 (0)89 8565-2693

ir@gpc-biotech.com

In the U.S.: Laurie Doyle

Director, Investor Relations & Corporate Communications

Phone: +1 781 890 9007 X267

usinvestors@gpc-biotech.com